Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated March 24, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-7 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.125	$
Proceeds, before expenses, to Bank of America Corporation	$9.875	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in April 2011 or May 2011, the settlement date may occur in April 2011 or May 2011, the maturity date may occur in April 2012 or May 2012 and the Observation Dates may be adjusted accordingly. Any reference in this term sheet to the month in which the pricing date, settlement date, maturity date, or any Observation Date will occur is subject to change as specified above.

Merrill Lynch & Co.
April , 2011

Units

Relative Value Strategic Accelerated Redemption Securities®

Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond Fund,

due May , 2012

$10 principal amount per unit

Term Sheet No.

Expected Pricing Date* April , 2011

Settlement Date* May , 2011

Maturity Date* May , 2012

CUSIP No.

Relative Value Strategic Accelerated Redemption Securities®

¡ The Call Premium will be between 11% and 15% of the Original Offering Price per annum if the notes are called on the third Observation Date (equivalent to between 5.50% and 7.50% if the notes are called on the first Observation Date, or between 8.25% and 11.25% if the notes are called on the second Observation Date)

¡ The notes will be called if, on any Observation Date, the performance of the SPDR® S&P® 500 ETF Trust is greater than or equal to the performance of the iShares® Barclays 20+ Year Treasury Bond Fund

¡ If the notes are not called prior to maturity, you will receive an amount per unit that is less than the Original Offering Price, based on the percentage difference between the performance of SPDR® S&P® 500 ETF Trust and the iShares® Barclays 20+ Year Treasury Bond Fund

¡ A maturity of approximately one year

¡ Payments on the notes are subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Summary

The Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond Fund, due May     , 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to the performance of the SPDR® S&P® 500 ETF Trust (“SPY”) versus the iShares® Barclays 20+ Year Treasury Bond Fund (“TLT”). The notes provide for an automatic call if the Performance of SPY on any Observation Date is greater than or equal to the Performance of TLT. If the notes are called on any Observation Date, you will receive the Original Offering Price of the notes plus the applicable Call Premium (the “Call Amount”). If your notes are not called, the amount you will receive on the maturity date will be less than the Original Offering Price per unit and will be based on the percentage difference between the Performance of SPY and the Performance of TLT.

Investors should be of the view that SPY will perform moderately better than TLT over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date. Investors’ gain or loss generally will be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measures:	SPDR® S&P® 500 ETF Trust (Bloomberg symbol: “SPY”) and iShares® Barclays 20+ Year Treasury Bond Fund (Bloomberg symbol: “TLT”)
Performance of SPY:	( Final SPY Price - Initial SPY Price Initial SPY Price )
Performance of TLT:	( Final TLT Price - Initial TLT Price Initial TLT Price )
Call Feature:	The notes will be called if the Performance of SPY is greater than or equal to the Performance of TLT on any Observation Date.
Initial Price:

The Initial Price of each Market Measure will equal the Closing Market Price of the Market Measure on the pricing date (rounded to three decimal places). However, if a Market Distribution Event occurs on the pricing date, the Initial Price will be determined as set forth on page TS-9.

Final Price:

The Final Price of each Market Measure will equal the Closing Market Price of the Market Measure on the applicable Observation Date (rounded to three decimal places). However, if a Market Distribution Event occurs on an Observation Date, the Final Price will be determined as set forth beginning on
Page TS-9.

Price Multiplier:

The Price Multiplier for each of the Market Measures will be set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to each Market Measure. See the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-2.

Observation Dates:	October , 2011, January , 2012, and April , 2012 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.
Call Amounts (per Unit):

$10.550 - $10.750 if called on October     , 2011, $10.825 - $11.125 if called on January     , 2012, and $11.100 - $11.500 if called on April     , 2012. The actual Call Amounts will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with the sale of the notes.

Call Premium:

11% - 15% of the Original Offering Price per annum. The actual Call Premium will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with the sale of the notes.

Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page TS-11; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Redemption Amount:

If your notes are not called on any Observation Date, you will receive less than the Original Offering Price because the Performance of SPY will be less than the Performance of TLT on the Final Observation Date. You will receive per unit:

$10 + [$10 × (Performance of SPY - Performance of TLT)]

However, the amount you receive will not be less than zero.

Leverage Factor:	100%
Calculation Agent:	MLPF&S, a subsidiary of BAC

Relative Value Strategic Accelerated Redemption Securities®	TS-2

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on any Observation Date if the Performance of SPY is greater than or equal to the Performance of TLT. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to that Observation Date, which will be equal to the Original Offering Price per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called on any Observation Date because the Performance of SPY is less than the Performance of TLT on each Observation Date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

You will receive per unit:

$10 + [$10 × (Performance of SPY - Performance of TLT)]

However, the amount that you receive will not be less than zero.

In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Original Offering Price per unit.

Relative Value Strategic Accelerated Redemption Securities®	TS-3

Hypothetical Payments

Set forth below are four hypothetical examples of payment calculations (with hypothetical Call Amounts and hypothetical Redemption Amounts rounded to three decimal places), based on:

1) the hypothetical Initial SPY Price of 126.175 (the Closing Market Price of SPY on March 16, 2011);

2) the hypothetical Initial TLT Price of 93.930 (the Closing Market Price of TLT on March 16, 2011);

3) a hypothetical term of the notes from March 22, 2011 to March 29, 2012, a term expected to be similar to that of the notes;

4) a hypothetical Call Premium of 13% of the Original Offering Price per unit per annum, the midpoint of the Call Premium range of 11% to 15% of the Original Offering Price per annum;

5) hypothetical Observation Dates occurring on September 22, 2011, December 22, 2011, and March 22, 2012; and

6) The dotted blue line reflects the hypothetical Performance of SPY while the black line reflects the hypothetical Performance of TLT.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Performance of SPY on the relevant Observation Date is equal to or greater than the Performance of TLT. Consequently, the notes will be called at the Call Amount per unit equal to $10.000 plus the applicable Call Premium.

Example 1

If the call is related to the hypothetical Observation Date of September 22, 2011, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $0.650 = $10.650 per unit.

Example 2

If the call is related to the hypothetical Observation Date of December 22, 2011, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $0.975 = $10.975 per unit.

Relative Value Strategic Accelerated Redemption Securities®	TS-4

Example 3

If the call is related to the hypothetical Observation Date of March 22, 2012, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $1.300 = $11.300 per unit.

The Notes Are Not Called on any of the Observation Dates

Example 4

The notes are not called on any of the hypothetical Observation Dates because the hypothetical Performance of SPY on each Observation Date is less than the hypothetical Performance of TLT. The hypothetical Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the hypothetical Performance of SPY is -20.00% and the hypothetical Performance to TLT is 5.00%,

the hypothetical Redemption Amount will be:

$10 + [$10 × (-20.00% - 5.00%)] = $7.500 per unit

Relative Value Strategic Accelerated Redemption Securities®	TS-5

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Performance of SPY and Performance of TLT on each Observation Date, the actual Call Premium, and the term of your investment.

         Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Hypothetical Observation Date on September 22, 2011	Hypothetical Observation Date on December 22, 2011	Hypothetical Observation Date on March 22, 2012(1)
Hypothetical Initial SPY Price	126.175	126.175	126.175
Hypothetical Final SPY Price	138.793	132.484	122.390
Hypothetical Performance of SPY	10.00%	5.00%	-3.00%
Hypothetical Initial TLT Price	93.930	93.930	93.930
Hypothetical Final TLT Price	98.627	89.234	89.234
Hypothetical Performance of TLT	5.00%	-5.00%	-5.00%
Hypothetical Return of the Notes	6.50%	9.75%	13.00%
Hypothetical Call Amount per Unit	$10.650	$10.975	$11.300

Notes Are Not Called on Any Observation Date	Performance of SPY Is Less than Performance of TLT
Hypothetical Initial SPY Price	126.175
Hypothetical Final SPY Price	100.940
Hypothetical Performance of SPY on the final Observation Date	-20.00%
Hypothetical Initial TLT Price	93.930
Hypothetical Final TLT Price	98.627
Hypothetical Performance of TLT on the final Observation Date	5.00%
Hypothetical Return on the Notes	-25.00%
Hypothetical Redemption Amount per Unit	$7.500

(1)	In this example, even though the Final SPY Price decreased from the Initial SPY Price, the notes will be called because the Performance of SPY is greater than the Performance of TLT.

Relative Value Strategic Accelerated Redemption Securities®	TS-6

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Market Measures.

▪	You must rely on your own evaluation of the merits of an investment linked to the performance of the Market Measures.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Market Measures.

▪	Changes in the performance of the Market Measures may offset each other. For example, increases in the price of SPY may be offset by greater increases in the price of TLT.

▪

We cannot control actions by the investment advisers of SPY or TLT, which may adjust these exchange traded funds in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪

Standard & Poor’s Financial Services LLC (“S&P”) and Barclays Capital Inc. may adjust the S&P 500® Index and the Barclays Capital U.S.20+ Year Treasury Bond Index (collectively, the “Underlying Indices”), respectively, in a way that affects their levels, and S&P and Barclays Capital Inc. have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Market Measures, and you will not be entitled to receive securities, dividends, interest payments, or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Market Measures, except to the extent that our common stock is included in SPY, we do not control any company included in SPY, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Market Measures.

▪	The performance of the Market Measures and the performance of the Underlying Indices may vary.

▪	Risks associated with each Underlying Index or the Market Measures will affect the share prices of the Market Measures and hence, the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of securities represented by Market Measures may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies represented by SPY or the securities represented by TLT may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Relative Value Strategic Accelerated Redemption Securities®	TS-7

Additional Risk Factor

The return on the notes is based on the relative performance of SPY and TLT and does not directly track a positive position in SPY. You may receive a lower return on the notes than you could receive by directly investing in SPY. Even if SPY appreciates, you may not earn a positive return over the term of the notes. The return on the notes is based on the performance of SPY relative to the performance of TLT as determined on each Observation Date. On any Observation Date, in order for you to receive a positive return upon a call of the notes, SPY must either (a) have increased by a percentage that is equal to or greater than any percentage increase of TLT or (b) decreased by a percentage that is less than or equal to any percentage decrease of TLT. If the notes are not called prior to maturity and TLT has performed better than SPY as of the final Observation Date, you will receive a Redemption Amount that is less than the Original Offering Price, even if the price of SPY has increased over the term of the notes.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that SPY will perform moderately better than TLT over the term of the notes.

▪	You anticipate that the Performance of SPY will be equal to or greater than the Performance of TLT on any Observation Date and you seek an early exit prior to maturity at a premium.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the Performance of SPY relative to Performance of TLT from the pricing date to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the Performance of SPY is less than the Performance of TLT on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Market Measures with no expectation of receiving dividends, interest payments, or other benefits of owning the Market Measures.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that TLT will perform better than SPY over the terms of the notes.

▪	You want to hold your notes for the full term.

▪	You anticipate that the Performance of TLT will be greater than the Performance of SPY on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends, interest payments, or other distributions paid on the Market Measures.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-8

Other Terms of the Notes

Closing Market Price

The provisions of this section supersede and replace the definition of “Closing Market Price” set forth in product supplement STR-2, and will apply to the Market Measures.

The “Closing Market Price” means:

(A)	If either of SPY or TLT is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of either of SPY or TLT (or any other security underlying either SPY or TLT for which a Closing Market Price must be determined for purposes of the notes):

i.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

ii.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

iii.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of either SPY or TLT (or any other security underlying either SPY or TLT for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If SPY or TLT is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means for one share of either SPY or TLT, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If SPY or TLT is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Market Disruption Event on the Pricing Date

If, for either SPY or TLT (a “Pricing Date Affected Component”), a Market Disruption Event occurs on the pricing date, the Closing Market Price of the Market Measure that is not a Pricing Date Affected Component will be its Closing Market Price on the pricing date. For the Pricing Date Affected Component, the calculation agent will establish the Closing Market Price of that Pricing Date Affected Component (the “Affected Component Initial Closing Market Price”) based on the Closing Market Price of that Market Measure on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Pricing Date Affected Component. If a Market Disruption Event occurs with respect to a Market Measure on the pricing date and on the first and second trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Affected Component Initial Closing Market Price on that day in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Affected Component Initial Closing Market Price, and a brief statement of the facts relating to the establishment of the Affected Component Initial Closing Market Price (including the applicable Market Disruption Event(s)).

Market Disruption Event on an Observation Date

If, for either SPY or TLT (an “Observation Date Affected Component”), (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that any scheduled Observation Date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Price of the Observation Date Affected Component for such non-calculation day, and as a result, the value of the Market Measures, as follows:

Relative Value Strategic Accelerated Redemption Securities®	TS-9

▪	The Closing Market Price of the Market Measure that is not an Observation Date Affected Component will be its Closing Market Price on such non-calculation day.

▪

The Closing Market Price of the Observation Date Affected Component will equal the Closing Market Price of that Market Measure on the first trading day following that non-calculation day on which no Market Disruption Event occurs with respect to that Observation Date Affected Component; provided that the Closing Market Price will be determined (or, if not determined, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the applicable scheduled Call Settlement Date, or, in the case of the final Observation Date, no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The applicable Observation Date will be deemed to occur after the calculation agent has determined the value of the Market Measures as provided above. If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the applicable Call Settlement Date on which the Call Amount for such Observation Date will be paid will be the fifth Banking Business Day following the Observation Date as so postponed. However, if the final Observation Date is postponed, under no circumstances will the maturity date be postponed.

Relative Value Strategic Accelerated Redemption Securities®	TS-10

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution; Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for the notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Relative Value Strategic Accelerated Redemption Securities®	TS-11

The SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond Fund

We have derived the following information from publicly available documents published by Standard & Poor’s Depositary Receipts (“SPDR”) and iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with SPDR or iShares, Inc., and SPDR and iShares, Inc. will not have any obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares or units of SPY or TLT, or securities included in SPY or TLT. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to SPY or TLT in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares or units of SPY or TLT have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning SPY or TLT could affect the value of its shares on each Observation Date and therefore could affect your return on the notes.

SPDR® S&P® 500 ETF Trust

SPY is a unit investment trust that issues securities called “trust units” or “units.” SPY is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended (the “Trust Agreement”). SPY is an investment company registered under the Investment Company Act of 1940, as amended. SPY commenced operations on January 22, 1993.

A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the S&P 500® Index. SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The expenses of SPY are accrued daily and reflected in the net asset value of SPY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of SPY), SPY currently is accruing ordinary operating expenses at an annual rate of 0.0945%.

Information provided to or filed with the SEC by SPY under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 884394. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The units of SPY trade on the NYSE Arca under the symbol “SPY.”

S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 28, 2011, 401 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 99 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On February 28, 2011, the average market capitalization of the companies included in the S&P 500® Index was $24.16 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $431.29 billion, and the smallest component of the S&P 500® Index had a market capitalization of $1.68 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of February 28, 2011 indicated in parentheses: Consumer Discretionary (10.55%); Consumer Staples (10.12%); Energy (13.13%); Financials (16.04%); Health Care (10.66%); Industrials (11.10%); Information Technology (18.70%); Materials (3.62%); Telecommunication Services (2.89%); and Utilities (3.18%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payment on the notes.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

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Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

▪

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted S&P 500® Index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM ,” “SPDR®,” and “SPDRs®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

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Historical Data of SPY

The following table sets forth the high and low closing prices of the units of SPY for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of units of SPY should not be taken as an indication of future performance, and we cannot assure you that the price per unit of SPY will perform better than TLT. On March 16, 2011, the closing price of SPY was 126.175.

		High	Low
2006	First Quarter	131.030	125.480
	Second Quarter	132.620	122.550
	Third Quarter	133.740	123.340
	Fourth Quarter	143.120	133.080

2007	First Quarter	146.040	137.350
	Second Quarter	154.100	142.160
	Third Quarter	155.070	141.040
	Fourth Quarter	156.480	140.950

2008	First Quarter	144.930	128.000
	Second Quarter	143.050	127.530
	Third Quarter	130.710	111.380
	Fourth Quarter	116.060	75.450

2009	First Quarter	93.470	68.110
	Second Quarter	95.080	81.060
	Third Quarter	107.320	87.960
	Fourth Quarter	112.720	102.490

2010	First Quarter	117.410	105.890
	Second Quarter	121.813	103.220
	Third Quarter	114.820	102.200
	Fourth Quarter	125.920	113.750

2011	First Quarter (through March 16, 2011)	134.530	126.175

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iShares® Barclays 20+ Year Treasury Bond Fund

TLT seeks results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury market as defined by the Barclays Capital U.S. 20+ Year Treasury Bond Index. The Barclays Capital U.S. 20+ Year Treasury Bond Index is a market capitalization index, which includes all publicly issued, U.S. Treasury securities that have a remaining maturity greater than 20 years, are non-convertible, are denominated in U.S. dollars, are rated investment grade (Baa3 or better) by Moody’s Investors Service, are fixed rate, and have more than $150 million par outstanding. Excluded from the Barclays Capital U.S. 20+ Year Treasury Bond Index are certain special issues, such as flower bonds, targeted investor notes, and state and local government series bonds, and coupon issues that have been stripped from assets already included.

Information provided to or filed with the SEC by iShares, Inc. under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 930667. We make no representation or warranty as to the accuracy or completeness of the information or reports.

TLT has an expense ratio of approximately 0.15% per year and trades on the NYSE Arca under the symbol “TLT.”

Historical Data of TLT

The following table sets forth the high and low closing prices of the shares of TLT for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of TLT should not be taken as an indication of future performance, and we cannot assure you that the price per share of TLT will perform worse than SPY. On March 16, 2011, the closing price of TLT was 93.930.

		High	Low
2006	First Quarter	92.440	86.870
	Second Quarter	86.600	82.650
	Third Quarter	90.310	83.240
	Fourth Quarter	91.580	87.160

2007	First Quarter	90.560	86.720
	Second Quarter	88.840	82.350
	Third Quarter	91.000	83.480
	Fourth Quarter	95.580	87.630

2008	First Quarter	97.181	90.950
	Second Quarter	95.670	88.870
	Third Quarter	98.490	90.140
	Fourth Quarter	122.260	92.710

2009	First Quarter	116.350	100.560
	Second Quarter	106.370	88.190
	Third Quarter	98.840	90.400
	Fourth Quarter	99.700	89.460

2010	First Quarter	92.310	88.610
	Second Quarter	101.750	87.470
	Third Quarter	108.560	98.330
	Fourth Quarter	105.560	90.940

2011	First Quarter (through March 16, 2011)	93.930	88.190

License Agreement

BlackRock Institutional Trust Company, N.A. and MLPF&S have entered into a non-exclusive license agreement under which BlackRock has licensed to MLPF&S and certain of its affiliates the right to use the iShares® mark in connection with TLT. The license agreement provides that the following language must be set forth in this term sheet:

iShares® is a registered mark of Blackrock Institutional Trust Company, N.A. (“BTC”). BTC has licensed certain trademarks and trade names of BlackRock to MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by BTC or any of its affiliates (collectively “BlackRock”). BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

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The following graph sets forth the hypothetical historical Performance of SPY minus the Performance of TLT from January 2006 through February 2011, taking historical month-end Closing Market Prices of the SPY and TLT during this time period. Each data point within the graph represents the hypothetical difference between the Performance of SPY and the Performance of TLT assuming the notes were priced 12 months earlier (a term expected to be similar to that of the notes). The hypothetical Performance of SPY and TLT were calculated as set forth on TS-1. Any historical upward or downward trend in the Performance of SPY versus the Performance of TLT during any period set forth below is not an indication that the Performance of SPY will exceed the Performance of TLT at any time over the term of the notes, or that the notes will be called on an Observation Date.

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The following graph compares the historical month-end Closing Market Prices of SPY and the historical month-end Closing Market Prices of TLT from January 2006 through February 2011. This historical data is not necessarily indicative of the future performance of either SPY or TLT or what the value of the notes may be. Any historical upward or downward trend in the price of SPY and the price of TLT during any period set forth below is not an indication that the Performance of SPY will exceed the Performance of TLT at any time over the term of the notes, or that the notes will be called on an Observation Date. On March 16, 2011, the Closing Market Price of SPY was 126.175 and the Closing Market Price of TLT was 93.930.

Historical Performance of SPY and TLT
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SPY Equity
TLT Equity

Before investing in the notes, you should consult publicly available sources for the prices, levels and trading patterns of SPY and TLT. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Market Measures and the financial markets generally exhibiting greater volatility than in earlier periods.

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Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the performance of the SPY versus the TLT that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the performance of the SPY versus the TLT.

•

Under this characterization and tax treatment of the notes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the performance of the SPY versus the TLT that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the performance of the SPY versus the TLT. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the performance of the SPY versus the TLT for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the performance of the SPY versus the TLT for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Because the Market Measures are the type of financial assets described under Section 1260 of the Code, while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement). U.S. Holders should consult their tax advisor regarding the potential application of Section 1260 of the Code to an investment in the notes.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the Code concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

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Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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